Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: June 11, 2008

This investor update provides Continental's guidance for the second quarter 2008 and the full year 2008.

Current News
On June 5, 2008, the Company announced plans to reduce capacity, fleet and staffing in September. The Company's fourth quarter 2008 mainline domestic capacity is expected to be down 11.4% year-over-year ("yoy") with its fourth quarter mainline domestic departures expected to be down 16% yoy. The Company will reduce the size of its mainline fleet by retiring 67 Boeing 737-300 and 737-500 aircraft between July 2008 and the end of 2009. In addition, the Company plans to eliminate 3,000 positions. For more details please see the Company's Form 8-K filed on June 5, 2008.

Also on June 5, 2008, the Company announced it had reached a new seven-year capacity purchase agreement with ExpressJet Airlines, Inc. The new agreement is effective July 1, 2008 and is based on fixed block hour rates subject to annual CPI escalations capped at 3.5%. The Company will also be responsible for various pass-through expenses (with no margin or mark-up) including airport rent, access and security fees, insurance, airport and landing fees and certain maintenance expenses. The fixed block hour rates are considerably lower than the rates under the current capacity purchase agreement and Continental no longer pays a profit margin on expenses such as fuel and aircraft rent. The Company estimates that the annual savings resulting from the revised capacity purchase agreement will be approximately $50 million annually, net of the effect of the reduced lease rate related to 30 aircraft ExpressJet will continue to lease from Continental and assuming ExpressJet returns to the Company 39 Embraer 50-seat regional jets and assuming the Company adds the returned aircraft to the new agreement and withdraws from the agreement and grounds 30 Embraer 37-seat regional aircraft. For more details, please see the Company's Form 8-K filed on June 10, 2008.

On June 10, 2008, Continental entered into an amendment and restatement of its Bankcard Joint Marketing Agreement (the "Agreement") with Chase Bank USA, N.A. The Agreement provides for an initial payment to Continental of $413 million, of which $235 million relates to the advance purchase of frequent flyer mileage credits and the balance of which is in consideration for certain other commitments with respect to the co-branding relationship, including the extension of the term of the Agreement until December 31, 2016.  For more details please see the Company's Form 8-K filed in conjunction with this update.

The following second quarter 2008 and full year 2008 guidance incorporates the estimated impact of the announcements above.

Six Week Outlook
The Company is comfortable with its forward bookings over the next six weeks and expects demand to remain solid throughout the summer.  The Company continues to see yoy yield increases throughout all regions. Consolidated domestic bookings for the next six weeks are running 1 to 2 points ahead of last year. Mainline Latin bookings are running 4 to 5 points ahead of last year. Transatlantic bookings are running 2 to 3 points behind last year and Pacific bookings are running 4 to 5 points behind last year.

For the second quarter, the Company expects both consolidated and mainline load factors to be down 1 to 2 points yoy.

Targeted Unrestricted Cash and Short Term Investments Balance
Continental anticipates ending the second quarter of 2008 with an unrestricted cash and short-term investments balance of between $3.2 and $3.3 billion. This balance excludes all student loan-related auction rate securities that are now classified as long-term investments.

Cargo, Mail, and Other Revenue
Continental estimates Cargo, Mail, and Other Revenue will be between $380 and $390 million for the second quarter 2008.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
	2nd Qtr.(E)	Full Year (E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	(3.0)% 4.6% 13.8% (7.0)% 1.9% 9.0% (0.8)% 7.1% 2.6%	(4.5)% 2.0% 10.1% (4.5)% (0.1)% 3.6% (3.0)% 4.7% 0.3%

For the full year 2009, Continental expects its mainline capacity to be down between 0.7% to 2.7% yoy, with its mainline domestic capacity down 3.4% to 5.4% yoy.

Load Factor	2008 Estimate
	2nd Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	85 - 86% 81 - 82% 78 - 79% 76 - 77% 82 - 83% 80 - 81% 81 - 82%	84 - 85% 81 - 82% 77 - 78% 76 - 77% 81 - 82% 78 - 79% 81 - 82%

Continental's month-to-date consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page at continental.com in the Investor Relations section under the About Continental menu.

Pension Expense and Contributions
Year-to-date, the Company has contributed $84 million to its defined benefit pension plans. The Company currently plans to contribute a total of $164 million to its defined benefit pension plans during calendar year 2008.

Continental estimates that its non-cash pension expense will be approximately $85 million for the year.

Mainline Operating Statistics	2008 Estimate (cents)
	2nd Qtr.(E)	Full Year(E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	12.37 - 12.42 - 12.37 - 12.42 (5.06) 7.31 - 7.36	12.63 - 12.68 0.01 12.64 - 12.69 (5.07) 7.57 - 7.62

Consolidated Operating Statistics	2008 Estimate (cents)
	2nd Qtr.(E)	Full Year (E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	13.40 - 13.45 - 13.40 - 13.45 (5.43) 7.97 - 8.02	13.62 - 13.67 0.01 13.63 - 13.68 (5.44) 8.19 - 8.24

As previously announced, Continental anticipates that it will record accounting charges, possibly including aircraft and spare parts inventory impairments, severance and other termination costs, contract termination costs and other associated costs. The Company is not able at this time to estimate the amount and timing of these charges.

Stock Based Compensation
Continental expects to record stock option expense of approximately $3 million, $4 million and $2 million for the second, third and fourth quarters of 2008, respectively.

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing targets achieved), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $14.41 on May 30, 2008 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from $14.41 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the second quarter 2008. For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2007 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
	2nd Qtr.(E)	Full Year (E)
Mainline Regional	393 Million 83 Million	1,514 Million 315 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$3.46	$3.45

Fuel Hedges as of June 11, 2008
For the second quarter 2008, Continental has hedged approximately 20% of its projected consolidated fuel requirements using zero cost collars in heating oil with an average call price of $2.69 per gallon and an average put price of $2.53 per gallon.

For the third quarter 2008, Continental has hedged approximately 43% of its projected consolidated fuel requirements using a combination of:

  approximately 10% hedged using zero cost collars in heating oil with an average call price of $3.00 per gallon and an average put price of $2.83 per gallon, approximately 28% hedged using zero cost collars in NYMEX crude oil with an average call price of $140.19 per barrel and an average put price of $120.20 per barrel, and, approximately 5% using call options in NYMEX crude oil with an average call price of $135.00 per barrel.

For the fourth quarter 2008, Continental has hedged approximately 48% of its projected consolidated fuel requirements using a combination of:

  approximately 15% using zero cost collars in NYMEX crude oil with an average call price of $138.98 per barrel and an average put price of $121.77 per barrel, approximately 32% using call options in NYMEX crude oil with an average call price of $135.00 per barrel, and, approximately 1% using zero cost collars in heating oil with an average call price of $3.30 per gallon and an average put price of $3.14 per gallon.

For the first quarter 2009, Continental has hedged approximately 11% of its projected consolidated fuel requirements using call options in NYMEX crude oil with an average call price of $135.00 per barrel.

For the un-hedged portion of its consolidated fuel requirements for 2008, the Company is assuming an average cost per barrel for crude oil based on the forward curve as of June 6, 2008 of $124.68, $138.52, and $137.77 for the second, third and fourth quarters, respectively. An average jet fuel crack spread of approximately $23.02 is assumed for the full year.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
	2nd Qtr.(E)	Full Year (E)
Aircraft Rent Depreciation & Amortization Net Interest Expense	$246 $110 $67	$977 $440 $279

Continental Airlines, Inc. Tax Computation
The Company began recognizing income tax expense/benefit in 2008. The Company does not expect to pay significant cash income taxes in 2008 as it has approximately $3.8 billion of net operating loss carryforwards remaining to offset future taxable income.

2008 Estimate*
	2nd Qtr.(E)	Full Year(E)	Expense/(Benefit)
Taxes on Profit/(Loss) Permanent Tax Differences Total Tax	Tax Rate of 36.9% $ 1.6 Million Sum of the Above	Tax Rate of 36.9% $6.4 Million Sum of the Above	Expense/(Benefit) Expense Expense/(Benefit)

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

*The Company can record tax benefit from losses up to the point it fully offsets its net deferred tax liability.  At the end of 2007 the Company had a Net deferred tax liability of $100 million.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the full year 2008 are estimated to be $670 million, with $155 million paid in the first quarter, and $146 million, $91 million and $278 million to be paid in the second, third and fourth quarters of 2008, respectively. However, the Company expects to refinance certain aircraft on which we paid $47 million of principal at the debt maturity date during the first quarter of this year and certain other aircraft on which we will pay $185 million of principal at the debt maturity date in the fourth quarter of 2008.

Credit Card Processing Agreement
On June 10, 2008, Continental entered into an amendment to its domestic bank-issued credit card processing agreement to extend the term of the agreement until December 31, 2016 and modify certain provisions in the agreement.  As a result of the amendment, the requirement that we maintain a minimum EBITDAR (generally, earnings before interest, income taxes, depreciation, amortization, aircraft rentals, certain nonoperating income (expense) and special items) to fixed charges (interest and aircraft rentals) ratio for the preceding 12 months has been eliminated as a trigger requiring the posting of additional collateral.  The liquidity covenant contained in the agreement has been modified to change the trigger levels of unrestricted cash and short-term investments that we maintain at which we are required to post additional cash collateral.  Under the agreement as amended and based on our current air traffic liability exposure as defined in the agreement, if our unrestricted cash and short term investments balance falls below $2.0 billion, we would be required to post approximately $86 million of additional collateral.  The amount of required collateral could grow to as much as approximately $740 million if our unrestricted cash and short-term investments balance falls below $1.0 billion. The amendment also modified the minimum ratio of unrestricted cash and short-term investments to current liabilities to 0.25 to 1.0.  We are currently in compliance with all of the covenants under the agreement.

Cash Capital Expenditures (in millions)	2008(E) ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Paid/(Refunded) Total Cash Capital Expenditures	$151 250 62 $463 (8) $455

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2008 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $49 Between $13 - $49 Under $13 Net Loss	99 99 99 99	113 109 101 99	$3 $1 -- --

Full Year 2008 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $196 Between $52 - $196 Under $52 Net Loss	99 99 99 99	113 109 100 99	$12 $5 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

(a) Full Year special items include $8 million of gains on the sales of three 737-500 aircraft during the first quarter of 2008.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant cost of aircraft fuel, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

June 10, 2008

		Net		Net		Net
	Total @	Changes	Total @	Changes	Total @	Changes	Total @
	6/30/08E	2H08E	YE 2008E	2009E	YE 2009E	2010E	YE 2010E
Mainline Jets
777-200ER	20	-	20	2	22	-	22
787-8	-	-	-	-	-	2	2
767-400ER	16	-	16	-	16	-	16
767-200ER	10	-	10	-	10	-	10
757-300	17	-	17	-	17	-	17
757-200	41	-	41	-	41	-	41
737-900ER *	10	10	20	18	38	24	62
737-900	12	-	12	-	12	-	12
737-800*	111	6	117	-	117	-	117
737-700	36	-	36	-	36	-	36
737-300**	47	(24)	23	(23)	-	-	-
737-500**	55	(13)	42	(7)	35	-	35
Total Mainline	375	(21)	354	(10)	344	26	370

Regional
ERJ-145	195	-	195	39	234	(10)	224
ERJ-135	30	-	30	(30)	-	-	-
CRJ200LR	24	(7)	17	(10)	7	(7)	-
Q400	13	2	15	-	15	-	15
Q200	16	-	16	-	16	-	16
Total Regional	278	(5)	273	(1)	272	(17)	255

Total Count	653	(26)	627	(11)	616	9	625

*Final mix of new 737-800/-900ERs are subject to change
**Final mix and quantity of 737-300 / 737-500 exits subject to change